Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Complete Production Services, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Complete Production Services, Inc. (the “Company”) of our report dated April 8, 2005 (except as to note 18, which is as of August 9, 2005), with respect to the consolidated balance sheet of Integrated Production Services, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the year then ended, which report appears on Form 8-K of the Company dated May 31, 2007.
/s/ KPMG LLP

Chartered Accountants
Calgary, Canada
May 31, 2007